                             CONTRIBUTION AGREEMENT

                                   relating to

              Blue Route Metroplex, Plymouth Meeting, Pennsylvania
                    Red Rose Commons, Lancaster, Pennsylvania
             Christiana Strip Shopping Center, Christiana, Delaware,
                         and Howell Township, New Jersey



                             TRO Predevelopment, LLC
                    Pennsylvania Real Estate Investment Trust
                             PREIT Associates, L.P.








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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----


SECTION 1.            DEFINITIONS...........................................  2

SECTION 2.            CONTRIBUTIONS.........................................  3
         2.1          At Closing............................................  3
         2.2          Post-Closing..........................................  3

SECTION 3.            CONSIDERATION.........................................  3
         3.1          At Closing............................................  3
         3.2          Post-Closing..........................................  4

SECTION 4.            REPRESENTATIONS AND WARRANTIES OF THE
                      CONTRIBUTOR...........................................  4
         4.1          Organization..........................................  4
         4.2          Power and Authority...................................  4
         4.3          No Conflicts..........................................  5
         4.4          Litigation; Orders; Development Contingencies.........  6
         4.5          Undisclosed Liabilities...............................  7
         4.6          Assigned Contracts....................................  7
         4.7          Contracts.............................................  9
         4.8          Environmental Matters................................. 10
         4.9          Brokers............................................... 10
         4.10         Accurate Disclosure................................... 10
         4.11         Knowledge............................................. 10
         4.12         FIRPTA................................................ 11
         4.13         Investment Representations............................ 11

SECTION 5.  WARRANTIES AND REPRESENTATIONS AS TO
                        THE PRE-DEVELOPMENT PROPERTIES...................... 12
         5.1          Blue Route Metroplex, Plymouth Meeting,
                      Pennsylvania.......................................... 12
         5.2          Red Rose Commons, Lancaster, Pennsylvania............. 13
         5.3          Christiana Strip Shopping Center, Christiana,
                      Delaware.............................................. 13
         5.4          West Farms Road and Route 9, Howell Township,
                      New Jersey............................................ 14

SECTION 6.  REPRESENTATIONS AND WARRANTIES REGARDING
                        PREIT............................................... 15
         6.1          Organization.......................................... 15
         6.2          Power and Authority................................... 15
         6.3          No Conflicts.......................................... 16
         6.4          Capitalization........................................ 17
         6.5          PREIT Reports......................................... 17
         6.6          Litigation............................................ 18
         6.7          Material Adverse Change............................... 18
         6.8          Brokers............................................... 18


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SECTION 7.            CERTAIN COVENANTS AND AGREEMENTS...................... 18
         7.1          Conduct of Business................................... 18
         7.2          Reasonable Efforts.................................... 20
         7.3          Notifications......................................... 20
         7.4          Rezoning of Christiana Site - Phase II................ 20

SECTION 8.            CLOSING; CLOSING CONDITIONS; CLOSING DELIVERIES....... 21
         8.1          Time of Closing....................................... 21
         8.2          Closing Conditions.................................... 21
         8.3          Deliveries at the Closing............................. 23

SECTION 9.            [INTENTIONALLY OMITTED]............................... 24

SECTION 10.           INDEMNIFICATION....................................... 24
         10.1         Indemnification by the Contributor.................... 25
         10.2         Indemnification by PREIT.............................. 25
         10.3         Limitations on Liability.............................. 25
         10.4         Procedure For Indemnification - Third Party
                      Claims................................................ 26
         10.5         Procedure for Indemnification - Other Claims.......... 28
         10.6         Indemnification Payments.............................. 28

SECTION 11.           TERMINATION AND ABANDONMENT........................... 28
         11.1         Termination........................................... 28
         11.2         Procedure for Termination; Effect of
                      Termination........................................... 29

SECTION 12.           GENERAL PROVISIONS.................................... 29
         12.1         Survival of Representations and Warranties............ 29
         12.2         Costs and Expenses.................................... 29
         12.3         Condemnation.......................................... 30
         12.4         Notices............................................... 30
         12.5         Access to Information; Confidentiality................ 31
         12.6         Public Announcements.................................. 31
         12.7         No Solicitation....................................... 31
         12.8         Entire Agreement...................................... 32
         12.9         Counterparts.......................................... 32
         12.10        Governing Law......................................... 32
         12.11        Section Headings, Captions and Defined Terms.......... 32
         12.12        Amendments, Modifications and Waiver.................. 32
         12.13        Severability.......................................... 32
         12.14        Liability of Trustees, etc............................ 33
         12.15        Future Projects....................................... 33
         12.16        Concord Pike.......................................... 34


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                            CONTRIBUTION AGREEMENT

                                  relating to

             Blue Route Metroplex, Plymouth Meeting, Pennsylvania
                   Red Rose Commons, Lancaster, Pennsylvania
            Christiana Strip Shopping Center, Christiana, Delaware
                        and Howell Township, New Jersey


         THIS CONTRIBUTION AGREEMENT (this "Agreement") is made as of the 30th day of July, 1997, by and among TRO PREDEVELOPMENT, LLC, a Delaware limited liability company (the "Contributor"), PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, an unincorporated association in business trust form created under Pennsylvania law pursuant to a Trust Agreement dated December 27, 1960, as last amended and restated on December 16, 1987 ("PREIT"), and PREIT ASSOCIATES, L.P., a Delaware limited partnership (the "Partnership").


                                  Background

         This Contribution Agreement is part of a larger transaction described in the TRO Contribution Agreement of even date herewith (the "TRO Contribution Agreement") among PREIT, The Rubin Organization, Inc. ("TRO"), The Rubin Organization-Illinois, Inc. and the shareholders of TRO. The Contributor is an affiliate of TRO, and its members are shareholders of TRO or affiliates of such shareholders.

         The Partnership has been formed by PREIT and PREIT Property Trust, a Pennsylvania business trust ("PREIT Subsidiary"), pursuant to the terms of the Agreement of Limited Partnership dated as of June 30, 1997 (the "Partnership Agreement") of PREIT Associates, L.P. between PREIT, as general partner, and PREIT Subsidiary, as limited partner.

         Subject to the terms and conditions of this Agreement and the TRO Contribution Agreement, the parties intend that immediately following the closing under the TRO Contribution Agreement (the "TRO Closing"), the Contributor will assign, transfer and contribute to the Partnership, in exchange for certain reimbursements under the TRO Contribution Agreement and for Class A limited partner interests in the Partnership ("Class A Units"),
(i) all of the Contributor's rights to become an equity owner of one or more partnerships or other entities that own, and otherwise to participate in the development, leasing, management and ownership of, the Metroplex Site and RRC Site (collectively, the "Goldenberg Properties") arising under that certain letter agreement dated March 26, 1996 by and between The Rubin Organization, Inc. and the Goldenberg Group (the



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"Goldenberg Agreement"), and (ii) all of the Contributor's right, title and interest in, to and under certain partnership agreements relating to the Christiana Site and, in the event that the Howell Site is a BCRH Property as of the Closing, certain purchase and/or ground lease agreements relating to the Howell Site (each as defined in Schedule B-2 hereto).

         NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. DEFINITIONS.

         Unless otherwise defined herein, capitalized terms used herein shall have the same meanings as ascribed to such terms in the TRO Contribution Agreement. In addition, the following capitalized terms shall have the following definitions when used herein.

         "Assigned Contracts" shall mean the Contracts listed under the heading "Assigned Contracts" in Schedule B-1 hereto; provided, however, that the Assigned Contracts shall not include items II, III, IV, V and VI on such schedule unless and until the Howell Site constitutes a BCRH Property hereunder. If the Howell Site becomes a BCRH Property after the Closing, the Assigned Contracts shall include items II, III, IV, V and VI on such schedule, together with any amendments thereto and supplements thereto and other agreements relating to the Howell Site that have been approved in writing by PREIT prior to the date on which the Howell Site becomes a BCRH Property hereunder.

         "BCRH Properties" shall mean the Metroplex Site, the RRC Site and the Christiana Site. The Howell Site shall constitute a BCRH Property as of the Closing hereunder if, in accordance with Section 5.20 of the TRO Contribution Agreement, a contract, in form and substance satisfactory to PREIT, has not been entered into prior to the TRO Closing giving Home Depot the right to acquire the Howell Site. If such a contract is entered into and is in effect as of the TRO Closing, the Howell Site shall not constitute a BCRH Property hereunder unless and until, in accordance with Section 5.20 of the TRO Contribution Agreement, the Partnership exercises its option to treat the site as a BCRH Property hereunder. The BCRH Properties are more specifically described on Schedule B-2 hereto.

         "Pre-Development Properties" shall mean those properties set forth in Schedule B-2 hereto and those properties, if any, added thereto with the consent of PREIT given pursuant to Section 12.15 and any property that becomes a Pre-Development Property pursuant to Section 12.16; provided, however, that the Howell Site shall

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not constitute a Pre-Development Property unless and until it constitutes a BCRH
Property hereunder.

         "Third Party Contracts" shall mean those Contracts designated as "Third Party Contracts" on Schedule B-1 hereto.

SECTION 2. CONTRIBUTIONS.

         2.1 At Closing. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Schedule A hereto), the Contributor shall sell, transfer, assign and contribute to the Partnership, free and clear of all Encumbrances, all of the Contributor's right, title and interest in, to and under the Assigned Contracts and the Partnership shall assume all obligations of the Contributor arising after Closing under the Assigned Contracts other than liabilities or obligations arising from a breach of or a default under such Assigned Contracts prior to the Closing.

         2.2 Post-Closing. If the Howell Site is not a BCRH Property as of the Closing and if the Partnership subsequently elects pursuant to Section 5.20 of the TRO Contribution Agreement to accept the Howell Site as a BCRH Property (the "Post-Closing Election to Acquire") and Howell LLC has become a party hereto, then, on the business day specified by the Partnership in its notice of exercise of the Post-Closing Election to Acquire, Howell LLC shall sell, transfer, assign and contribute to the Partnership, free and clear of all Encumbrances, all right, title and interest of Howell LLC in, to and under the Assigned Contracts specified in items II, III, IV, V and VI of Schedule B- 1 hereto, as theretofore amended and supplemented by Contracts executed after the date hereof that have been approved in writing by the Partnership (as so amended and supplemented, the "Howell Assigned Contracts"), and the Partnership shall assume all obligations of Howell LLC under the Howell Assigned Contracts arising after such contribution to the Partnership other than liabilities or obligations arising from a breach of or a default under such Assigned Contracts prior to Closing. The Contributor's interests in the Assigned Contracts and the Howell Assigned Contracts which are assigned to the Partnership pursuant to the terms and conditions of this Agreement are sometimes hereinafter referred to collectively as the "Contract Interests."

SECTION 3. CONSIDERATION.

         3.1 At Closing. In consideration for the contributions described in
Section 2.1, subject to the terms and conditions of this Agreement, the Partnership shall issue to the Contributor, at the time specified in Schedule A-2, that number of Class A Units, if any, specified in Schedule A-2 as being issuable after Closing.


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         3.2 Post-Closing. In consideration for the contributions specified in
Section 2.2, subject to the terms and conditions of this Agreement, the Partnership shall, at the closing of the contribution of the Howell Assigned Contracts (the "Howell Closing"), (i) transfer and assign to Howell LLC, free and clear of all Encumbrances, all membership interests in Howell LLC issued to the Partnership at the TRO Closing and (ii) pay Howell LLC an amount of cash equal to all reasonable out-of-pocket expenses theretofore paid or incurred but not yet paid by Howell LLC, any TRO Shareholder or any TRO Affiliate to third parties in connection with the acquisition and development of the Howell Site to the extent not theretofore reimbursed out of cash flow from the Howell Site (the amount of such predevelopment costs and expenses being set forth in a statement delivered to the Partnership in response to a request therefor in connection with the Partnership's preparation of the Post-Closing Election to Acquire).

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR.

         The Contributor hereby represents and warrants to PREIT and the Partnership as follows (if there is a Howell Closing, the term "Contributor" as used in this Section 4 shall be deemed to mean each of Howell LLC and TRO Predevelopment, LLC and the term "Closing" shall be deemed to mean each of the Closing and the Howell Closing):

         4.1 Organization. The Contributor is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all power to carry on its business as presently conducted, to own and lease the assets and properties which it owns and leases and to perform all its obligations under each agreement and instrument to which it is a party or by which it is bound. The Contributor is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities requires such qualification except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), assets, results of operations or business of the Contributor (a "Material Adverse Effect").

         4.2 Power and Authority. The Contributor has all requisite power, authority and legal right to enter into and perform its obligations under this Agreement and under the other agreements and documents required to be delivered by it prior to or at the Closing (collectively, the "Contributor Transaction Documents"). The execution, delivery and performance by the Contributor of this Agreement and the other Contributor Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of the

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Contributor. This Agreement has been duly and validly executed and delivered by the Contributor and constitutes the legal, valid and binding obligation of the Contributor enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles. When executed and delivered as contemplated herein, each of the other Contributor Transaction Documents to which the Contributor is a party shall, assuming due authorization, execution and delivery thereof by the other parties thereto, constitute the legal, valid and binding obligation of the Contributor enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

         4.3 No Conflicts.

                  (a) Except as described in Section 4.3(a) of the Contributor Disclosure Letter delivered by the Contributor to PREIT and the Partnership on the date hereof (the "Contributor Disclosure Letter"), the execution and delivery by the Contributor of this Agreement do not, and the execution and delivery by the Contributor of the other Contributor Transaction Documents and the performance by the Contributor of all of the Contributor Transaction Documents will not (in each case, with or without the passage of time or the giving of notice), directly or indirectly:

                           (i) contravene, violate or conflict with the
organizational documents of the Contributor or any Law applicable to the Contributor or by or to which any assets or properties of the Contributor is bound or subject;

                           (ii) violate or conflict with, result in a breach of,
constitute a default or otherwise cause any loss of any benefit under, or give to others any rights (including rights of termination, amendment, foreclosure, cancellation or acceleration) in or with respect to, any Authorization or any Howell Assigned Contract, any Assigned Contract or any other Contract to which the Contributor is a party or by which the Contributor or any assets or properties thereof is bound or affected; or

                           (iii) result in, require or permit the creation or
imposition of any Encumbrance upon or with respect to the Contributor or any of its assets or properties.

                  (b) Except as described in Section 4.3(b) of the Contributor Disclosure Letter, the execution and delivery by the Contributor of this Agreement do not, and the execution and

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delivery by the Contributor of the other Contributor Transaction Documents and the performance by the Contributor of all of the Contributor Transaction Documents will not, require the Contributor to obtain any authorization of, or to make any filing, registration or declaration with or notification to, any court, government or governmental agency or instrumentality (federal, state, local or foreign) or to obtain the consent, waiver or approval of, or give any notice to any other Person.

                  (c) Except as described in Section 4.3(c) of the Contributor Disclosure Letter, there are no actions, proceedings or investigations pending or, to the knowledge of the Contributor, threatened, that question any of the transactions contemplated by this Agreement or the validity of any of the Contributor Transaction Documents or which, if adversely determined, could have a Material Adverse Effect or could materially and adversely effect the Contributor's ability to enter into or perform its obligations under any of the Contributor Transaction Documents.

                  (d) At the Closing and upon execution and delivery by the Contributor and the Partnership (or its affiliates) of an assignment and assumption agreement with respect to the Assigned Contracts, the Partnership will acquire all right, title and interest of the Contributor in, to and under the Assigned Contracts, free and clear of all Encumbrances.

         4.4 Litigation; Orders; Development Contingencies.

                  (a) Except as described in Section 4.4(a) of the Contributor Disclosure Letter, there are no, and since the Contributor's inception there have not been, any, claims, actions, suits, proceedings (arbitration or otherwise) or, to the knowledge of the Contributor, investigations involving or affecting the Contributor or any of its assets or properties or any of its directors, officers, partners or members in their capacities as such, before or by any court, government or governmental agency or instrumentality (federal, state, local or foreign), or before an arbitrator of any kind that could, if adversely decided, have a Material Adverse Effect. Except as described in
Section 4.4(a) of the Contributor Disclosure Letter, no such pending claim, action, suit, proceeding or investigation, if determined adversely, would either individually or in the aggregate, result in a liability in excess of $5,000 in the case of any single action or $10,000 in the case of all such actions in the aggregate or could result in the loss or diminution of any benefit or privilege presently available to or enjoyed by the Contributor. To the knowledge of the Contributor, except as described in Section 4.4(a) of the Contributor Disclosure Letter, no such claim, action, suit, proceeding or investigation is presently threatened or contemplated. There are no unsatisfied

                                       -6-


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judgments, penalties or awards against or affecting the Contributor or any of its assets or properties.

                  (b) Except as described in Section 4.4(b) of the Contributor Disclosure Letter, there is no award, injunction, judgment, order, ruling, subpoena or verdict or other decision entered, issued, made or rendered by any court, arbitrator, government or governmental agency or instrumentality, or agreement with any government or governmental agency or instrumentality (federal, state, local or foreign) (collectively, "Orders") to which the Contributor or any of its assets or properties is subject. To the knowledge of the Contributor, no officer, director, partner, member or employee of the Contributor is subject to any Order that prohibits such officer, director, partner, member or employee from engaging in or continuing any conduct, activity or practice relating to its business. The Contributor has complied in all respects with the terms and conditions of each Order applicable to it.

                  (c) PREIT and the Partnership recognize that the Howell Assigned Contracts and the Assigned Contracts relate to real estate projects that are not yet fully developed. Accordingly, each project is subject to contingencies such as land use planning, due diligence investigations, and obtaining financing. Notwithstanding anything to the contrary contained herein, the Contributor makes and shall make no representation or warranty that any such project will proceed beyond its present state or that if it does, that it will be developed or completed ("Development Contingencies").

         4.5 Undisclosed Liabilities.

                  (a) There are no liabilities or obligations of the Contributor of any nature (whether absolute, accrued, contingent, liquidated, unliquidated or otherwise) except: (i) those under the Howell Assigned Contracts and the Assigned Contracts; and (ii) those described in Section 4.5 of the Contributor Disclosure Letter.

                  (b) Except for the Internal Commissions (as hereinafter defined), as of the Closing, there shall be no liabilities or obligations of the Contributor of any nature (whether absolute, accrued, contingent, liquidated, unliquidated or otherwise) except for the Contributor's obligations under the Howell Assigned Contracts (if applicable) and the Assigned Contracts and, in the case of Howell LLC, the predevelopment costs and expenses relating to Howell Site.

         4.6 Assigned Contracts

                  (a) Except for the Goldenberg Agreement and this Agreement, the Contracts listed under the heading "Assigned

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Contracts" in Schedule B-1 are the only Contracts that relate, in whole or in part, to any of the properties described on Schedule B-2 to which either Company, any TRO Shareholder or any TRO Affiliate is, as of the date hereof and as of the TRO Closing, or was, at any time prior to the date hereof, a party or is or was otherwise bound or affected.

                  (b) To the knowledge of the Contributor, except for the Goldenberg Agreement and non-material contracts entered into in the ordinary course of business for the development and construction of retail shopping centers and consistent with industry norms, the Third Party Contracts are the only Contracts that relate, in whole or in part, to any BCRH Property to which the Goldenberg Group (or any affiliate thereof) is, as of the date hereof, a party or is otherwise bound or affected. To the knowledge of the Contributor, the description of the Third Party Contracts set forth in Schedule B-1 is accurate and complete in all material respects.

                  (c) There has been no amendment or modification of, or waiver by the Contributor, either Company, the TRO Affiliates or the TRO Shareholders of rights under the Goldenberg Agreement.

                  (d) Prior to the TRO Closing, all of the rights of the Companies, the TRO Shareholders and the TRO Affiliates in, to and under (i) the Assigned Contracts shall be assigned, transferred and conveyed, free and clear of all Encumbrances, to the Contributor and (ii) if the Howell Assigned Contracts are not included in the Assigned Contracts as of the Closing, the Howell Assigned Contracts shall be assigned, free and clear of all Encumbrances, to Howell LLC. No such assignment shall violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of any benefit under, or give to others any rights (including rights of termination, amendment, foreclosure, cancellation or acceleration) in or with respect to, any of the Howell Assigned Contracts or any of the Assigned Contracts.

                  (e) Except as described in Schedule B-1 or in the Goldenberg Agreement or as otherwise set forth in Section 4.6(e) of the Contributor Disclosure Letter and except, as of the date hereof (but not as of the Closing), for the interests of TRO, the TRO Shareholders and the TRO Affiliates, no Person has any equity or other interest in the Contributor (other than TRO Shareholders who are the members of the Contributor) or any equity or other interest in, to or under any of the Howell Assigned Contracts or the Assigned Contracts (other than Howell LLC if the Howell Assigned Contracts are not a part of the Assigned Contracts as of the Closing).

                  (f) Except for this Agreement and as otherwise disclosed or contemplated herein and as contemplated under the

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Goldenberg Agreement, there are no rights, subscriptions, warrants, options, rights of first refusal, conversion rights or agreements of any kind outstanding to purchase or to otherwise acquire any interest of the Companies, the TRO Shareholders or the TRO Affiliates in any of the Howell Assigned Contracts or the Assigned Contracts. To the Contributor's knowledge, except for this Agreement and except as described in Schedule B-1 or in Section 4.6 of the Contributor Disclosure Letter and except as described in Section 5.20 of the TRO Contribution Agreement, there are no rights, subscriptions, warrants, options, rights of first refusal, conversion rights or agreements of any kind outstanding to purchase or to otherwise acquire any interest in any of the Pre-Development Properties. None of the Companies, the TRO Shareholders or the TRO Affiliates has any agreement or commitment, whether oral or written, to share any profits or cash flow resulting from the ownership, development, management or leasing of the Howell Site, except that if the Howell Site is sold to Home Depot certain current employees of TRO will be entitled to receive commissions consistent with TRO's past practices (the "Internal Commissions").

         4.7 Contracts.

                  (a) Except as described in Section 4.7 of the Contributor Disclosure Letter, each of the Howell Assigned Contracts, the Assigned Contracts and the Goldenberg Agreement is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms. Except as described in Section 4.7 of the Contributor Disclosure Letter, the Contributor, the Companies, the TRO Shareholders and the TRO Affiliates have each (i) performed, in all material respects, all obligations required to be performed by it or him under each of the Howell Assigned Contracts, the Assigned Contracts and the Goldenberg Agreement; (ii) not waived the performance of any obligation on the part of any other party under any such Contract. No condition exists or event has occurred which with notice or lapse of time would constitute a default thereunder or a basis for delay, non-performance, termination, modification or acceleration of maturity or performance by any party thereto.

                  (b) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Contributor or any other material provisions of any of the Howell Assigned Contracts, the Assigned Contracts or the Goldenberg Agreement.

                  (c) Except as described in Section 4.7 of the Contributor Disclosure Letter, to the Contributor's knowledge, each Third Party Contract (other than those listed in Schedule B-1 as "drafts" or as "possible amendments") is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms.

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         4.8 Environmental Matters.

                  (a) Except as described in Section 4.8 of the Contributor Disclosure Letter:

                           (i) the Contributor has no knowledge of any fact,
condition or circumstance that would suggest that the environmental reports listed in Section 4.8 of the Contributor Disclosure Letter (which constitute all environmental reports relating to the Pre-Development Properties received by the Contributor or its affiliates for which the Contributor can, after exercising reasonable efforts, locate a copy) contains any misstatement of material fact or omits to state any material fact. To the knowledge of the Contributor, except for matters set forth in Section 4.8 of the Contributor Disclosure Letter, there are no conditions on, beneath or arising from, and there are no Hazardous Substances migrating from, any Pre-Development Property which might under any Environmental Law (A) give rise to liability or the imposition of a statutory lien upon the owner of the Pre-Development Property or (B) require any Response, Removal or Remedial Action by the owner of the Pre-Development Property.

                           (ii) To the knowledge of the Contributor, no wastes
generated by any owner of any of the Pre-Development Properties have ever been directly or indirectly sent, transferred, transported to, treated, stored or disposed of at any site listed or formally proposed for listing on the National Priority List promulgated pursuant to CERCLA or to any site listed in any state list of sites requiring or recommended for investigation or clean-up.

         4.9 Brokers. No Person acting on behalf of the Contributor or any of its respective affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with the transfer of any Contract Interest to the Partnership.

         4.10 Accurate Disclosure. All documents and other papers prepared by or on behalf of the Contributor and delivered by or on behalf of the Contributor in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects, and all of such documents and papers prepared or supplied by the Goldenberg Group are, to the knowledge of the Contributor, accurate and complete in all material respects.

         4.11 Knowledge. For purposes of this Agreement, "to the knowledge of the Contributor" and correlative terms means the actual knowledge of Ronald Rubin, George Rubin and the other officers and senior management of the Contributor, after reasonable inquiry, except that (i) as to the matters stated in Sections 4.3(c), 4.4(a), 4.4(b), 4.6(f), 4.8(a), 5.1(a), 5.3(a),

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and 5.4(a) of this Agreement, such terms mean that Ronald Rubin and George
Rubin, together with Richard Brown, Edward Glickman and Douglas Grayson, who are the officers and senior management persons with responsibility for monitoring TRO's (and its affiliates) interest in the Pre-Development Properties, have received no notice and have no actual knowledge to the contrary, but no affirmative inquiry or investigation has been made, and (ii) as to the matters stated in Sections 4.6(b) and 4.10 of this Agreement, the phrase "after reasonable inquiry" means that inquiry has been made of The Goldenberg Group by the Contributor, and the Contributor has received no response to the contrary.

         4.12 FIRPTA. The Contributor is neither a "foreign person" within the meaning of Section 1445(f) of the Code nor a "foreign partner" within the meaning of Section 1446 of the Code.

         4.13 Investment Representations.

                  (a) The Contributor acknowledges that the Class A Units to be issued pursuant to Section 3 will not be registered under the 1933 Act on the grounds that the issuance of such units is exempt from registration pursuant to
Section 4(2) of the 1933 Act and/or Regulation D promulgated under the 1933 Act, and that the reliance of the Partnership on such exemptions is predicated in part on the Contributor' representations, warranties and acknowledgements set forth in this section.

                  (b) The Class A Units issued in accordance with this Agreement will be acquired by the Contributor for its own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the 1933 Act, and the rules and regulations thereunder except as contemplated hereunder, and the Contributor will not distribute any of such units in violation of the 1933 Act.

                  (c) The Contributor (i) acknowledges that the Class A Units, when issued, will not be registered under the 1933 Act and such units will have to be held indefinitely by it unless they are subsequently registered under the 1933 Act or an exemption from registration is available, (ii) is aware that any sales of such units made under Rule 144 of the Securities and Exchange Commission under the 1933 Act may be made only in limited amounts and in accordance with the terms and conditions for that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required, (iii) is aware that Rule 144 may not be available for use by the Contributor for resale of the units, (iv) is aware that the Partnership is under no obligation to register, and has no current intention of registering any of such units under the 1933 Act, and (v) acknowledges that he has received and read a private placement memorandum relating to the offer of Class A Units.

                  (d) The Contributor is well versed in financial matters, has had dealings over the years in securities, including "restricted securities," and is fully capable of understanding the type of investment being made in the Class A Units and the risks involved in connection therewith.

SECTION 5. WARRANTIES AND REPRESENTATIONS AS TO THE PRE-DEVELOPMENT PROPERTIES

         The Contributor hereby warrants and represents to PREIT and the Partnership with respect to the Pre-Development Properties as follows:

         5.1 Blue Route Metroplex, Plymouth Meeting, Pennsylvania

                  (a) To the Contributor's knowledge, except for the Agreements of Sale and amendments thereto set forth on Schedule B-1 hereto and the Goldenberg Agreement, and except as set forth in Section 5.1(a) of the Contributor's Disclosure Letter, there are, as of the date hereof, no third party rights of first refusal on, or options or agreements to purchase all or any portion of, the Metroplex Site or any right to participation interests (whether of profits, sale or refinancing proceeds, or calculated based on fair market value) with respect to any portion of the Metroplex Site in favor of any tenant, lender or any other Person.

                  (b) To the Contributor's knowledge, except as set forth in
Section 5.1(b) of the Contributor's Disclosure Letter, as of the date hereof, no eminent domain, condemnation, incorporation, annexation or moratorium or similar proceeding has been commenced or threatened by an authority having the power of eminent domain to condemn all or any part of the Metroplex Site. To the Contributor's knowledge, as of the date hereof, there are no pending or threatened governmental rules, regulations, plans, studies, or court orders or decisions, which could materially adversely affect the development of the Metroplex Site for its intended use as a retail shopping center.

                  (c) Attached hereto as Schedule B-3 is a list that was delivered to the Contributor by the Goldenberg Group of all executed leases, executed letters of intent and executed term letters with respect to all proposed tenants for the Metroplex Site as of the date of said list. The Contributor has no reason to believe that the list attached hereto as Schedule B-3 is not accurate as of the date hereof.

                  (d) The Contributor has no reason to believe that (i) the zoning classifications for parcels comprising the Metroplex Site are other than as set forth in Schedule B-4, or (ii) the proposed/intended use of said Site as a retail shopping center is not permitted under such classifications.

         5.2 Red Rose Commons, Lancaster, Pennsylvania

                  (a) To the Contributor's knowledge, except for the Agreements of Sale and amendments thereto set forth on Schedule B-1 hereto and the Goldenberg Agreement, and except as set forth in Section 5.2(a) of the Contributor's Disclosure Letter, there are, as of the date hereof, no third party rights of first refusal on, or options or agreements to purchase any portion of the property comprising the RRC Site or any right to participation interests (whether of profits, sale or refinancing proceeds, or calculated based on fair market value) with respect to any portion of the RRC Site in favor of any tenant, lender or any other Person.

                  (b) To the Contributor's knowledge, except as set forth in
Section 5.2(b) of the Contributor's Disclosure Letter, as of the date hereof, no eminent domain, condemnation, incorporation, annexation or moratorium or similar proceeding has been commenced or threatened by an authority having the power of eminent domain to condemn any part of the RRC Site. To the Contributor's knowledge, as of the date hereof, there are no pending or threatened governmental rules, regulations, plans, studies, or court orders or decisions, which could materially adversely affect the development of the RRC Site for its intended use as a retail shopping center.

                  (c) Attached hereto as Schedule B-3 is a list that was delivered to the Contributor from the Goldenberg Group of all executed leases, executed letters of intent and executed term letters with respect to all proposed tenants for the RRC Site as of the date of said list. The Contributor has no reason to believe that the list attached hereto as Schedule B-3 is not accurate as of the date hereof.

                  (d) The Contributor has no reason to believe that (i) the zoning classifications for parcels comprising the RRC Site are other than as set forth in Schedule B-4, and (ii) the proposed/intended uses of said Site as a retail shopping center are not permitted under such classifications.

         5.3 Christiana Strip Shopping Center, Christiana, Delaware

                  (a) To the Contributor's knowledge, except for the Agreements of Sale and amendments thereto set forth on Schedule B-1 hereto, and except as set forth in Section 5.3(a) of the Contributor's Disclosure Letter, there are, as of the date hereof, no third party rights of first refusal on, or options or agreements to purchase all or any portion of, the Christiana Site or any right to participation interests (whether of profits, sale or refinancing proceeds, or calculated based on fair market value) with respect to any portion of the Christiana Site in favor of any tenant, lender or any other Person.

                  (b) To the Contributor's knowledge, except as set forth in
Section 5.3(b) of the Contributor's Disclosure Letter, as of the date hereof, no eminent domain, condemnation, incorporation, annexation or moratorium or similar proceeding has been commenced or threatened by an authority having the power of eminent domain to condemn all or any part of the Christiana Site. To the Contributor's knowledge, as of the date hereof, there are no pending or threatened governmental rules, regulations, plans, studies, or court orders or decisions, which could materially adversely affect the development of the Christiana Site for its intended use as a retail power center.

                  (c) Attached hereto as Schedule B-3 is a list of all executed leases, executed letters of intent and executed term letters with respect to all proposed tenants for the Christiana Site as of the date of said list.

                  (d) The Contributor has no reason to believe that (i) the zoning classifications for parcels comprising the Christiana Site are other than as set forth in Schedule B-4, and (ii) the proposed/intended uses of Phase I of said Site as a retail shopping center are not permitted under such classifications.

         5.4 West Farms Road and Route 9, Howell Township, New Jersey

                  (a) To the Contributor's knowledge, except for the Agreements of Sale and amendments thereto set forth on Schedule B-1 hereto and except as otherwise provided herein or in Section 5.20 of the TRO Agreement, and except as set forth in Section 5.4(a) of the Contributor's Disclosure Letter, there are, as of the date hereof, no third party rights of first refusal on, or options or agreements to purchase all or any portion of, the Howell Site or any right to participation interests (whether of profits, sale or refinancing proceeds, or calculated based on fair market value) with respect to any portion of the Howell Site in favor of any tenant, lender or any other Person.

                  (b) To the Contributor's knowledge, except as set forth in
Section 5.4(b) of the Contributor's Disclosure Letter, as of the date hereof, no eminent domain, condemnation, incorporation, annexation or moratorium or similar proceeding has been commenced or threatened by an authority having the power of eminent domain to condemn all or any part of the Howell Site. To the Contributor's knowledge, as of the date hereof, there are no pending or threatened governmental rules, regulations, plans, studies, or court orders or decisions, which could materially adversely affect the development of the Howell Site for its intended use as a retail shopping center.

                  (c) Attached hereto as Schedule B-3 is a list of all executed leases, executed letters of intent and executed term letters with respect to all proposed tenants for the Howell Site as of the date of said list.

                  (d) The Contributor has no reason to believe that (i) the zoning classifications for parcels comprising the Howell Site are other than as set forth in Schedule B-4, and (ii) the proposed/intended uses of the Howell Site as a retail shopping center are not permitted under such classifications.

SECTION 6. REPRESENTATIONS AND WARRANTIES REGARDING PREIT AND THE PARTNERSHIP.

         PREIT hereby represents and warrants to the Contributor as follows:

         6.1 Organization.

                  (a) PREIT is an unincorporated association in business trust form duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. PREIT has all necessary trust power to carry on its business as presently conducted, to own and lease the assets and properties that it owns and leases and to perform all its obligations under each agreement and instrument to which it is a party or by which it is bound.

                  (b) The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all necessary partnership power to carry on its business as presently conducted, to own and lease the assets and properties that it owns and leases and to perform all its obligations under each agreement and instrument to which it is a party or by which it is bound.

         6.2 Power and Authority. Each of PREIT and the Partnership has all requisite trust or partnership power to execute, deliver and perform its obligations under this Agreement and under all other agreements and documents required to be delivered by it prior to or at the Closing (collectively, the "Buyer Transaction Documents"). The execution, delivery and performance by PREIT and the Partnership of this Agreement and the other Buyer Transaction Documents have been duly authorized by all necessary corporate or partnership action. This Agreement has been duly and validly executed and delivered by PREIT and the Partnership and constitutes the legal, valid and binding obligation of PREIT and the Partnership enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally or by general equitable principles. When executed and delivered as contemplated herein, each of the other Buyer Transaction Documents shall, assuming due authorization, execution and delivery thereof by the other parties thereto, constitute the legal, valid and binding obligation of each of PREIT and the Partnership that is a party thereto enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally or by general equitable principles.

         6.3 No Conflicts.

                  (a) Except as described in Section 6.3 of the disclosure letter delivered by PREIT to the Contributors on the date hereof (the "PREIT Disclosure Letter"), the execution and delivery by PREIT and the Partnership of this Agreement do not, and the execution and delivery by PREIT and the Partnership of the other Buyer Transaction Documents and the performance by PREIT and the Partnership of all of the Buyer Transaction Documents will not (in each case, with or without the passage of time or the giving of notice), directly or indirectly:

                           (i) contravene, violate or conflict with (A) the
trust or partnership agreement (or other organizational documents) of PREIT or the Partnership or (B) any Law applicable to PREIT or the Partnership, or by or to which any assets or properties of PREIT or the Partnership is bound or subject; or

                           (ii) violate or conflict with, result in a breach of,
constitute a default or otherwise cause any loss of benefit or give to others any rights (including rights of termination, amendment, foreclosure, cancellation or acceleration) in or with respect to any material Authorization or material Contract to which PREIT or the Partnership is a party or by which either PREIT or the Partnership is bound or affected; or

                           (iii) result in, require or permit the creation or
imposition of any material Encumbrance upon or with respect to either PREIT or the Partnership or any of their respective assets or properties.

                  (b) Except for filings with the Securities and Exchange Commission and except as disclosed in Section 6.3(a) of the PREIT Disclosure Letter, the execution and delivery by PREIT and the Partnership of this Agreement do not, and the execution and delivery by PREIT and the Partnership of the other Buyer Transaction Documents and the performance by PREIT and the Partnership of all of the Buyer Transaction Documents will not, require PREIT or the Partnership to obtain any material Authorization of or make any material filing, registration or declaration with or notification to any court, government or governmental agency or instrumentality (federal, state, local or foreign) or to obtain the material consent, waiver or approval of, or give any material notice to, any Person.

                  (c) Except as disclosed in filings with the Securities and Exchange Commission made by PREIT, there are no actions, proceedings or investigations against or involving PREIT or the Partnership pending or, to the best knowledge of PREIT, threatened, that question any of the transactions contemplated by this Agreement or the validity of any of the Buyer Transaction Documents or which, if adversely determined, could have a material adverse effect on the consolidated financial condition, assets, business or results of operations of PREIT or could materially and adversely affect PREIT's or the Partnership's ability to enter into or perform its obligations under the Buyer Transaction Documents.

         6.4 Capitalization.

                  (a) On the date hereof, the outstanding beneficial interests in PREIT consist of 8,679,598 PREIT Shares, and the outstanding partnership interests in the Partnership are as described in Section 6.4(a) of the PREIT Disclosure Letter. Except for 483,875 PREIT Shares reserved for issuance pursuant to outstanding stock options and except as contemplated in the TRO Contribution Agreement, in the Amended Partnership Agreement or in the Employment Agreements referred to in the TRO Contribution Agreement, and except as disclosed in Section 6.4(a) of the PREIT Disclosure Letter, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character (including, without limitation, voting agreements or arrangements known to PREIT) relating to the issuance of beneficial interests in PREIT or partnership interests in the Partnership. As of the Closing, the outstanding partner interests in the Partnership shall consist of the interests outstanding on the date hereof and the Class A Units to be issued as contemplated in the TRO Contribution Agreement, the Oxford Valley Contribution Agreement and the EPD Purchase Agreements.

                  (b) All Class A Units to be issued and delivered pursuant to
Section 3 hereof will be, at the time of issuance and delivery in accordance with the terms of this Agreement, duly authorized and validly issued by the Partnership. Assuming the accuracy of the representations and warranties of the Contributor set forth herein, such issuance will be exempt from registration under the 1933 Act as an offering described in Section 4(2) of such Act and/or pursuant to Regulation D promulgated thereunder.

         6.5 PREIT Reports. PREIT has delivered to the Contributor copies of PREIT's (a) Proxy Statement dated November 15, 1996, (b) Annual Report on Form 10-K for the fiscal year ending August 31, 1996, as amended by its Report on 10-K/A-1 dated December 2, 1996,and (c) Quarterly Reports on Form 10-Q for the quarters ended November 30, 1996, February 28, 1997 and May 31, 1997, all of which have been filed by PREIT with the Securities and

Exchange Commission (the "PREIT Reports"). The audited consolidated financial statements and unaudited interim financial statements of PREIT included in such reports have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition and results of operations of PREIT as at the dates thereof and for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. The PREIT Reports do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         6.6 Litigation. Except as disclosed in filings with the Securities and Exchange Commission, there are no claims, actions, suits, proceedings (arbitration or otherwise) or, to the best knowledge of PREIT, investigations involving or affecting PREIT or any of its subsidiaries or any of their assets or properties or any of their trustees, directors, officers, partners or shareholders in their capacities as such, before or by any court, government or governmental agency or instrumentality (federal, state, local or foreign) or before any arbitrator of any kind, in each case of a nature that is required to be disclosed in PREIT's 1934 Act reports.

         6.7 Material Adverse Change. Except as disclosed in filings with the Securities and Exchange Commission, since May 31, 1997, there has not been any material adverse change in the condition (financial or otherwise), assets, results of operations or business of PREIT on a consolidated basis.

         6.8 Brokers. Except for Lehman Brothers, Inc., whose fees shall be paid by PREIT, no Person acting on behalf of PREIT or the Partnership or any of their affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

SECTION 7. CERTAIN COVENANTS AND AGREEMENTS

         7.1 Conduct of Business.

                  (a) Except as expressly provided herein, between the date hereof and the Closing, except with the prior written consent of PREIT, the Contributor shall:

                           (i) carry on its business in the usual, regular and
ordinary course, consistent with past practice and the provisions hereof and in compliance with all applicable Laws,

Authorizations and Contracts, preserve intact its present business organization, maintain its existence as a limited liability company, and cause TRO to use reasonable efforts to preserve its relationships with the other parties to the Howell Assigned Contracts and the Assigned Contracts and to monitor and obtain all relevant information relating to the development of the Pre-Development Properties;

                           (ii) pay and discharge all of its debts, liabilities
and obligations as they become due to the extent they are not disputed;

                           (iii) keep in full force and effect insurance
comparable in amount and scope of coverage to insurance now carried by it;

                           (iv) maintain its books of account and records in the
usual, regular and ordinary manner and use diligent efforts to maintain in full force and effect all of its Authorizations and insurance policies;

                           (v) not, and shall cause TRO, the TRO Shareholders
and the TRO Affiliates not to, amend any of the Howell Assigned Contracts or the Assigned Contracts or the Goldenberg Agreement or consent to an amendment of any Third Party Contract;

                           (vi) not, and shall cause TRO, the TRO Shareholders
and the TRO Affiliates not to, enter into any Contract relating, in whole or in part, to any of the properties listed on Schedule B-2 hereto;

                           (vii) not take any action, fail to take any action or
permit to occur any event that would cause or constitute a breach of or inaccuracy in any representation or warranty set forth herein if made immediately after such event or at the Closing or that would have been required (or result in any situation that would be required) to be disclosed hereunder had such action or inaction been taken or failed to have occurred or had such event occurred prior to the date hereof; provided, however, that this undertaking is subject to the qualification that the Contributor does not currently have a direct involvement in the development of the Goldenberg Properties and that the future development of all Pre-Development Properties is subject to Development Contingencies;

                           (viii) not make any change in its ownership
interests, grant any option or other right to purchase its ownership shares, issue or make any commitment to issue any new ownership shares or purchase, redeem, retire or make any other acquisition of any shares, except that nothing contained in this Section (vii) shall be deemed or construed to limit or preclude transfers of interests between or among the members of the Contributor, or transfers by members to family members or to trusts for estate planning purposes; and

                           (ix) not enter into any agreement or understanding to
do or engage in any of the foregoing actions.

         7.2 Reasonable Efforts. Upon the terms and subject to the condition hereof, between the date hereof and the Closing Date, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to complete the Closing under this Agreement, including, without limitation, (i) using its reasonable efforts to make all required regulatory filings and applications and to obtain all Authorizations and consents, approvals, amendments and waivers from parties to Contracts as are necessary for the completion of the Closing under this Agreement and (ii) using its reasonable efforts to cause to be satisfied the conditions to the consummation of the contribution of the Contract Interests.

         7.3 Notifications. Each party hereto shall give prompt notice to the other parties upon becoming aware of: (i) any fact or condition that causes or constitutes (or that reasonably could be expected to cause or constitute) a breach of its representations and warranties set forth herein, or the occurrence, or failure to occur, of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of or any inaccuracy in any of its representations and warranties contained in this Agreement had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition; (ii) any material failure of it or any of its members, officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iv) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Contributor, or PREIT, as the case may be, or any of the transactions contemplated by this Agreement.

         7.4 Rezoning of Christiana Site - Phase II. The Christiana Site consists of an unsubdivided parcel. A portion of such parcel ("Phase I") is zoned to permit retail development. The remaining portion ("Phase II") is zoned office and residential. In the event Phase II is rezoned to permit retail development, the entire parcel will remain a Pre-Development Property governed by the terms of this Agreement. Upon the earlier to occur of (i) final rejection (no longer subject to appeal) by the governmental entity having jurisdiction of an application to rezone Phase II to permit retail development, (ii) a joint decision by the Contributor and the Special Committee to the effect that a rezoning of Phase II to permit retail development is not feasible, or (iii) the fifth (5th) anniversary of the Closing, Phase II will, assuming that it is not then rezoned to permit retail development, no longer be considered a Pre-Development Property, and the Contributor shall be permitted to develop Phase II for its own account so long as Phase II is not developed for retail use and the proposed development of Phase II does not violate the terms and conditions of this Agreement, the TRO Contribution Agreement, or any other agreement executed by PREIT, TRO, any of the TRO Shareholders or any of the TRO Affiliates in conjunction with the transactions contemplated in the TRO Contribution Agreement. If Phase II ceases to constitute a Pre-Development Property as described above, PREIT and the Partnership shall cooperate with the Contributor, at the Contributor's sole cost and expense, in subdividing Phase II from Phase I and in conveying Phase II to the Contributor or its designee.

SECTION 8. CLOSING; CLOSING CONDITIONS; CLOSING DELIVERIES.

         8.1 Time of Closing. The closing (the "Closing") of the contributions to the Partnership contemplated by Section 2.1 shall take place immediately following the TRO Closing at the place that the TRO Closing occurs.

         8.2 Closing Conditions.

                  (a) Conditions Precedent to PREIT's and the Partnership's Obligations. The obligation of PREIT and the Partnership to consummate the acquisition of the Assigned Contracts and to take the other actions required to be taken by them at the Closing is subject to the fulfillment by or at the Closing of each of the following conditions, any or all of which may be waived by PREIT in its sole discretion:

                           (i) Representations and Warranties. Each of the
representations and warranties of the Contributor set forth in this Agreement that is qualified by materiality shall be true and correct, and each of the representations and warranties of the Contributor set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                           (ii) Performance of Covenants. All of the agreements,
covenants and obligations that the Contributor is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects. The Contributor shall have delivered each of the documents required to be delivered by it pursuant to Section 8.3 hereof.

                           (iii) Legal Matters. The performance of the Buyer and
Contributor Transaction Documents and the consummation of the Closing shall not, directly or indirectly (with or without notice or lapse of time), violate, contravene, conflict with or result in a violation of any Law and shall not violate any Order of any court or governmental body of competent jurisdiction, and no suit, action, investigation or legal or administrative proceeding shall have been brought or threatened by any Person (other than by PREIT or the Partnership) that questions the validity or legality of this Agreement or the transactions contemplated hereby.

                           (iv) Consents and Approvals. Each consent, approval,
ratification, waiver or other authorization of any Person necessary, in the reasonable opinion of PREIT, for the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, and no such consent, approval, ratification, waiver or other authorization: (x) shall have been conditioned upon the modification, cancellation or termination of any of the Howell Assigned Contracts or Assigned Contracts, or any other Contract, right or Authorization of PREIT, the Partnership or the Contributor or (y) shall impose on PREIT or the Partnership any condition, provision or requirement not presently imposed upon the Contributor or TRO or any condition that would be more restrictive after the Closing on the Partnership than the conditions presently imposed on the Contributor or TRO.

                           (v) Opinion of Counsel. PREIT shall have received an
opinion of counsel for the Contributor, dated the Closing Date, in form and substance reasonably satisfactory to PREIT and its counsel.

                           (vi) TRO Closing. The TRO Closing shall have
occurred.

                           (vii) Casualty or Condemnation. There shall not have
occurred any damage or destruction to, or condemnation of, any portion of the Pre-Development Properties that has a material adverse effect on the proposed or intended development of all or any of the Pre-Development Properties.

                  (b) Conditions Precedent to the Contributor's Obligations. The obligation of the Contributor to consummate the contribution of the Assigned Contracts contemplated by this Agreement and to take the other actions required to be taken by it at the Closing is subject to the fulfillment by or at the Closing of each of the following conditions, any or all of which may be waived by the Contributor in its sole discretion:

                           (i) Representations and Warranties. Each of the
representations and warranties of PREIT set forth in this Agreement that is qualified by materiality shall be true and correct, and each of the representations and warranties of PREIT set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                           (ii) Performance of Covenants. Each of the
agreements, covenants and obligations that PREIT or the Partnership is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects. PREIT shall have delivered each of the documents required to be delivered by it pursuant to Section 8.3(b) hereof.

                           (iii) Legal Matters. The performance of the Buyer and
Contributor Transaction Documents and the consummation of the Closing shall not, directly or indirectly (with or without notice or lapse of time), violate, contravene, conflict with or result in a violation of any Law and shall not violate any Order of any court or governmental body of competent jurisdiction, and no suit, action, investigation or legal or administrative proceeding shall have been brought or threatened by any Person that questions the validity or legality of this Agreement or the transactions contemplated hereby.

                           (iv) TRO Closing. The TRO Closing shall have
occurred.

                           (v) Partnership Counsel Opinion. The Contributor
shall have received an opinion of counsel for the Partnership, dated the Closing Date, in form and substance reasonably satisfactory to the Contributor and its counsel.

         8.3 Deliveries at the Closing. At the Closing, in addition to the other actions contemplated elsewhere herein:

                  (a) The Contributor shall deliver or cause to be delivered to the Partnership:

                           (i) each of the instruments, agreements or documents
listed on Schedule A-1, in a form reasonably satisfactory to the Contributor and the Partnership, in each case duly executed by each of the signatories thereto other than PREIT or the Partnership;

                           (ii) certificates, dated the Closing Date and
executed by an authorized member of the Contributor to the effect that the conditions set forth in Sections 8.2(a)(i) and (ii) have been satisfied;

                           (iii) certificates of good standing of a recent date
for the Contributor certified by the Secretary of State or corresponding certifying authority of the state of organization of the Contributor and of each state in which the Contributor is qualified to do business as a foreign limited liability company;

                           (iv) copies of the resolutions of the Contributor and
its members authorizing the transactions contemplated under this Agreement and the Contributor Transaction Documents to which the Contributor is a party or confirmation reasonably satisfactory to PREIT and the Partnership that the Contributor's Operating Agreement provides such authorization;

                           (v) all consents and approvals under the Goldenberg
Agreement and the Howell Assigned Contracts and the Assigned Contracts (if and to the extent then in existence) necessary or appropriate in connection with the transactions contemplated herein; and

                           (vi) such other documents and instruments as the
Partnership or PREIT may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

                           (b) The Partnership shall deliver or cause to be
delivered to the Contributor the following:

                           (i) copies of resolutions of the board of trustees of
PREIT authorizing the transactions contemplated hereunder and under the Buyer Transaction Documents;

                           (ii) a certificate, dated the Closing Date, executed
by the chief executive officer and chief financial officer of PREIT, to the effect that the conditions set forth in Sections 8.2(b)(i) and (ii) have been satisfied; and

                           (iii) each of the instruments, agreements and
documents listed on Schedule A-1, in a form mutually satisfactory to the Contributor and the Partnership, duly executed by each of the Partnership or PREIT that is a signatory thereto.

                  (c) Each party shall deliver or cause to be delivered, as the case may be, to the other parties hereto such other documents, instruments, certificates and opinions as may be required by this Agreement.

SECTION 9. [INTENTIONALLY OMITTED]

SECTION 10. INDEMNIFICATION.

         10.1 Indemnification by the Contributor. The Contributor shall indemnify, defend and hold harmless PREIT and the Partnership (collectively, "Buyer Indemnified Persons") against and in respect of any and all losses, costs, expenses (including, without limitation, costs of investigation and defense and attorneys' fees), claims, damages, obligations, liabilities or diminutions in value, whether or not involving a third party claim (collectively, "Damages"), arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of the Contributor made in or pursuant to this Agreement (including, without limitation, the certificate referred in Section 8.3(a)(ii), which, for this purpose will be deemed to have stated, inter alia, that the Contributor's representations and warranties in this Agreement were true and correct as of the Closing Date as if made on the Closing Date); or (b) any breach or nonfulfillment of any covenant or obligation of the Contributor contained in this Agreement.

         10.2 Indemnification by PREIT. PREIT shall indemnify, defend and hold harmless the Contributor against and in respect of any and all Damages arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of PREIT made in or pursuant to this Agreement; (b) any breach or nonfulfillment of any covenant or obligation of PREIT or the Partnership contained in this Agreement; or (c) claims relating solely to actions taken by the Partnership (or its affiliates) as a party to or in connection with the Assigned Contracts after Closing as the result of events and circumstances first occurring after Closing or, in the case of the Howell Assigned Contracts, after the Howell Closing.

         10.3 Limitations on Liability.

                  (a) The Contributor shall not have any obligation to indemnify any Buyer Indemnified Person against Damages pursuant to Section 10.1 of this Agreement arising out of or based upon any inaccuracy in or breach of any representation or warranty made in or pursuant to this Agreement unless and until the aggregate of all such Damages suffered or incurred by the Buyer Indemnified Persons exceeds $100,000; in which event the Buyer Indemnified Persons shall be entitled to indemnification for the full amount of all Damages suffered or incurred; provided, however, that the above limitation shall not be applicable to any claim for Damages pursuant to Sections 10.1(b) or based upon a breach of any representation or warranty made in or pursuant to Sections 4.1, 4.2, 4.3, 4.5, 4.6 or 4.7.

                  (b) No claim arising out of or based upon any inaccuracy in or breach of any representation or warranty made in or pursuant to this Agreement shall be made unless a claim arises and written notice is delivered to the indemnifying party within the Basic Claims Period (as defined below); provided that any such claim arising out of or based upon any inaccuracy in or breach of any representation or warranty made in or pursuant to Sections 4.1 or 4.2 may be made at any time. For purposes hereof, "Basic Claims Period" means the period beginning on the date hereof and ending on the date five months after the fiscal year end for the first full fiscal year of PREIT after the TRO Closing.

                  (c) Disclosures made after the date hereof and any knowledge that is acquired about the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation set forth herein shall not in any manner affect rights to indemnification hereunder based on any such representation, warranty, covenant or obligation or be deemed in any manner to amend the Contributor Disclosure Letter. The waiver by PREIT of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or obligation, will not affect any right to indemnification based on such representations, warranties, covenants and obligations unless otherwise expressly agreed in writing by PREIT.

                  (d) Each party's rights under this Section 10 shall be its sole remedy against the other parties in respect of the subject matter hereof, subject to a party's rights, if any, to seek and obtain specific performance.

                  (e) If there is a Howell Closing, the terms set forth in this
Section 10 shall be adjusted as appropriate so that PREIT and the Partnership achieve indemnification protection comparable to that which they would have had in respect of the Howell Site and the Howell Assigned Contracts if the Howell Site had been a Pre-Development Property as of the Closing.

         10.4 Procedure For Indemnification - Third Party Claims.

                  (a) Within thirty days after receipt by an indemnified party of notice of the commencement of any proceeding against it to which the indemnification in this Section 10 relates, such indemnified party shall, if a claim is to be made against an indemnifying party under Section 10, give notice to the indemnifying party of the commencement of such proceeding, but the failure to so notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such proceeding is materially prejudiced by the indemnified party's failure to give such notice.

                  (b) If any proceeding referred to in paragraph (a) above is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under Section 10 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (A) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (B) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (1) there is no finding or admission of any violation of Law by the indemnified party (or any affiliate thereof) or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (2) the sole relief provided is monetary damages that are paid in full by the indemnifying party. The indemnified party will have no liability with respect to any compromise or settlement of the claims underlying such proceeding effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, with respect to those issues, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent.

         10.5 Procedure for Indemnification - Other Claims. A claim for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought.

         10.6 Indemnification Payments. The Contributors shall be entitled to use cash or Class A Units to make indemnification payments hereunder. In the event Class A Units are used, each such Unit shall be valued based on the per share value (as defined in the Amended Partnership Agreement) of a PREIT share as of the date such Unit is tendered to PREIT as an indemnification payment hereunder.

SECTION 11. TERMINATION AND ABANDONMENT.

         11.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

                           (i) by PREIT or the Contributor, if the Closing has
not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 1997, or such later date as the parties may mutually agree upon in writing;

                           (ii) by mutual consent of PREIT and the Contributor;

                           (iii) by the Contributor, on the one hand, or PREIT
and the Partnership, on the other hand, if a material breach of any provision of this Agreement has been committed by the other and such breach has not been waived; or

                           (iv) by PREIT, if any of the conditions in Section
8.2(a) have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of PREIT or the Partnership to comply with its obligations under this Agreement) and PREIT has not waived all such unsatisfied conditions before termination pursuant to this subparagraph (iv); or

                           (v) by the Contributor if any of the conditions in
Section 8.2(b) have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Contributor to comply with its obligations hereunder) and the Contributor has not waived all such unsatisfied conditions before termination pursuant to this subparagraph (v); or

                           (vi) by any party hereto if the TRO Contribution
Agreement is terminated prior to the consummation of the TRO Closing.

         11.2 Procedure for Termination; Effect of Termination. A party terminating this Agreement pursuant to this Section 11 shall give written notice thereof to each other party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party and all further obligations of the parties under this Agreement will terminate; provided, however, that if such termination is pursuant to
Section 11.1(iii), the terminating party's right to pursue all legal remedies (including damages and/or specific performance) contemplated by Section 10 will survive such termination unimpaired.

SECTION 12. GENERAL PROVISIONS.

         12.1 Survival of Representations and Warranties.

                  (a) All representations and warranties made by the parties in this Agreement and in the certificates, documents and other agreements delivered pursuant hereto shall survive the Closing, subject to the terms and conditions of Section 10 above. Anything in this Agreement to the contrary notwithstanding:
(i) the representations and warranties of the Contributor and the right of the Buyer Indemnified Persons to indemnification for breach thereof, shall not be affected by any investigation of the Contributor or the Pre-Development Properties made by PREIT or its agents or representatives; and (ii) the representations and warranties of PREIT hereunder, and the right of the Contributor to indemnification for breach thereof, shall not be affected by any investigation of PREIT or its affiliates made by the Contributor or its agents or representatives.

                  (b) In the event of any inconsistency between the statements made in the body of this Agreement and those contained in the Contributor Disclosure Letter (other than an express exception to a specifically identified statement), those in this Agreement shall control.

         12.2 Costs and Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses in connection herewith. Any and all transfer taxes, recording and filing fees and all costs associated with obtaining the title insurance or endorsements thereto contemplated herein in connection with the transactions contemplated herein shall be borne by PREIT or the Partnership. The parties contemplate that the transfer of the Assigned Contracts in accordance with the procedures and the time periods set forth in Schedule A-2 will not be subject to transfer tax. In the event the Contributor makes or causes a transfer of Assigned Contracts not in accordance with the procedures and time periods set forth herein and in the Partnership Agreement, then the Contributor making or causing such transfer shall be responsible for the payment of any transfer tax and all title insurance premiums and title company charges and recording costs due as a result thereof.

         12.3 Condemnation. If prior to the Closing Date, condemnation or eminent domain proceedings are commenced against all or any portion of any of the Pre-Development Properties, the Contributor shall give notice thereof to PREIT promptly after the Contributor becomes aware of it.

         12.4 Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, telex or telecopy, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

                  To PREIT or the Partnership:

                           Pennsylvania Real Estate Investment Trust
                           455 Pennsylvania Avenue, Suite 135
                           Fort Washington, PA  19034
                           Attention:  President and Special Committee

                           With a copy to:

                           Drinker Biddle & Reath LLP
                           1100 PNB Building
                           1345 Chestnut Street
                           Philadelphia, PA  19107-3496
                           (215) 988-2700
                           Telecopy (215) 988-2757

                           Attention:  Howard A. Blum, Esquire


                  To the Contributor:

                           c/o The Rubin Organization, Inc.
                           200 South Broad Street
                           Philadelphia, PA 19102
                           Attention:  Ronald Rubin

                           With a copy to:

                           Klehr, Harrison, Harvey, Branzberg & Ellers, LLP

                           1401 Walnut Street
                           Philadelphia, PA 19102
                           Attention:  Leonard M. Klehr, Esq.

         12.5 Access to Information; Confidentiality. Between the date of this Agreement and the Closing Date, PREIT, on the one hand, and the Contributor, on the other hand, will give to the other party and its officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the assets, records, facilities, properties and contracts relating to its business as the other party may reasonably request. Each party shall acquire and hold all confidential information that has been made available by another party hereto subject to the terms and conditions of Section IV of the Letter Agreement dated as of April 16, 1997 (the "Letter Agreement") between TRO and PREIT, the terms of which section are hereby incorporated by reference and which shall remain in force through the Closing.

         12.6 Public Announcements. Except as and to the extent required by Law or by the rules of the American Stock Exchange, without the prior written consent of the other party, the Contributor, on the one hand, and PREIT and the Partnership, on the other hand, will not, and each will direct its representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of any of the terms, conditions or other aspects of the transactions contemplated hereby; provided, however, that PREIT may issue a press release, in the form previously circulated by PREIT to TRO, regarding, among other things, the execution of this Agreement; and further provided that PREIT and TRO may each continue such communications with principals, partners, lenders, trustees, attorneys, accountants, investment bankers, consultants engaged by PREIT and TRO, including abstract companies, title companies, engineers and architects, Kenneth N. Goldenberg and his affiliates, EPD and its affiliates, and, if agreed in each case by PREIT and TRO, others as may be legally required or necessary in connection with the consummation of the transactions contemplated by this Agreement.

         12.7 No Solicitation. The Contributor shall not and it shall cause its officers, employees, partners, representatives and agents not to, directly or indirectly, continue, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any nonpublic information to, any Person (other than PREIT and the Partnership and their respective representatives in connection with the transactions contemplated by this Agreement) concerning any sale of assets (other than in the ordinary course of its business consistent with past practice) or shares of capital stock or partnership interests of the Contributor or any merger, consolidation, recapitalization, liquidation or similar transaction involving the Contributor

(collectively, an "Acquisition Transaction"). The Contributor will promptly communicate to PREIT the terms of any inquiry or proposal that it may receive in respect of an Acquisition Transaction.

         12.8 Entire Agreement. This Agreement, together with the Schedules, Contributor Disclosure Letter, and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to its subject matter and supersede all prior and contemporaneous agreements and understandings with respect to the subject matter hereof.

         12.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

         12.10 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of laws.

         12.11 Section Headings, Captions and Defined Terms. The section headings and captions contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular, and the use of masculine pronouns include the feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

         12.12 Amendments, Modifications and Waiver. The parties may amend or modify this Agreement in any respect. Any such amendment or modification shall be in writing executed by PREIT, the Partnership and the Contributor. Ronald Rubin and/or George Rubin have been granted authority under the operating agreement for the Contributor to execute any and all amendments to this Agreement as Ronald Rubin and George Rubin deem appropriate. The waiver by any party of any provision of this Agreement shall not constitute or operate as a waiver of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision.

         12.13 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this

Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

         12.14 Liability of Trustees, etc. No recourse shall be had for any obligation of PREIT hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of PREIT, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by each other party hereto.

         12.15 Future Projects.

                  (a) If prior to the Closing, the Contributor, any of the TRO Shareholders, TRO or any other TRO Affiliate shall enter into discussions to acquire any direct or indirect ownership interests in or rights to acquire additional retail or residential properties not referred to herein, the Contributor shall cause TRO to promptly advise and continue to advise PREIT and the Partnership as to the terms and status of each such proposed project. If TRO or any TRO Affiliate shall desire to enter into any contractual arrangement or agreement with respect to any such proposed project prior to Closing, the Contributor shall cause TRO to present, in writing, the terms and conditions of each such proposed project to PREIT. The Contributor shall cause TRO, the TRO Shareholders and the TRO Affiliates not to enter into any such contractual arrangement or agreement concerning such proposed project prior to Closing unless and until PREIT has given its prior written consent to same. If PREIT has given its consent for TRO or the TRO Affiliates to enter into any such arrangement or agreement, the Contributor shall cause all rights of TRO, the TRO Affiliates and the TRO Shareholders with respect to such project to be assigned at the Closing to the Partnership, and such project shall constitute a Pre-Development Property hereunder and shall therefore be eligible for cost reimbursement as provided in Section 5.17(a) of the TRO Contribution Agreement; provided, however, that no such property shall be deemed to be a BCRH Property.

                  (b) The Partnership acknowledges receipt of a notice from TRO dated July 2, 1997 regarding the potential development of shopping centers in York, Pennsylvania and Warrington, Pennsylvania. The Partnership hereby elects to include the York and Warrington projects as described in the July 2 letter as Pre-Development Properties hereunder, eligible for cost reimbursement as provided in Section 5.17(a) of the TRO Contribution Agreement (but such properties shall not constitute BCRH Properties). Accordingly, the Contributor shall cause all rights of TRO, the TRO Shareholders and the TRO Shareholders with respect to such project to be assigned at the Closing to the Partnership.

         12.16 Concord Pike.

                  (a) In the event the Contributor demonstrates to PREIT's sole reasonable satisfaction that the Option Agreement dated May 10, 1995, by and between Al-Zar, Ltd. and BMR Associates, L.P. for Concord Pike (the "Option Agreement") is extended for at least one (1) year and the Concord Pike Property is rezoned to permit retail development, the Concord Pike Property shall become a Pre-Development Property, the rights in respect thereof shall be assigned to the Partnership, free and clear of all Encumbrances (except that the Option Agreement will be subject to any Agreement of Sale entered into by the Contributor pursuant to subparagraph (b) below prior to Closing) and the Partnership shall reimburse the Contributor for all reasonable out-of-pocket predevelopment costs and expenses of the Contributor or any TRO Affiliate to the extent not theretofore reimbursed out of the cash flow of Concord Pike. The Partnership shall have the right at any time to waive the requirements as to the extension of the Option Agreement and/or the rezoning and to acquire the Contributor's interest in Concord Pike as a Pre-Development Property. In the event the Concord Pike Property does not become a Pre-Development Property, the Contributor shall be permitted to develop the Concord Pike Property for its own account so long as the Concord Pike Property is not developed for retail or multi-family use and the proposed development of the Concord Pike Property does not violate the terms and conditions of this Agreement, the TRO Contribution Agreement, or any other agreement executed by PREIT, TRO, any of the TRO Shareholders or any of the TRO Affiliates in conjunction with the transactions contemplated in the TRO Contribution Agreement.

                  (b) Notwithstanding subparagraph (a) above, the Contributor shall have the right between the date hereof and the Closing to enter into an agreement to acquire the Concord Pike Property without a rezoning for a purchase price not to exceed Three Million Dollars ($3,000,000); provided, however, that any such agreement shall provide that the Contributor has the right to assign its rights under such purchase agreement to the Partnership. The Contributor shall provide to the Partnership all materials pertaining to the Concord Pike Property and its right to acquire same and any agreement the Contributor or any TRO Affiliate or TRO Shareholder has with any partner or other co-venturer in respect of such property as the Partnership reasonably requests. The Partnership shall have thirty (30) days after receipt of all such materials to determine whether the Concord Pike Property will become a Pre-Development Property. If the Partnership elects to have the Concord Pike Property become a Pre-Development Property pursuant to this subparagraph (b), the Contributor will assign its rights to acquire the property to the Partnership and the Partnership will acquire the Concord Pike Property from the current owner of the property at the closing provided for under the agreement of sale with such owner (the

Contributor shall ensure that any such agreement shall provide that closing thereunder shall not occur until the later of (x) a date at least 30 days after receipt by the Partnership of materials as aforesaid or (y) the Closing
Date). Upon the acquisition by the Partnership of the Concord Pike Property, such property shall thereupon become a Pre-Development Property hereunder.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, all as of the date first written above.

                            TRO PREDEVELOPMENT, LLC


                            By: /s/  Ronald Rubin
                               --------------------------
                               Name:
                               Title:


                            PENNSYLVANIA REAL ESTATE
                            INVESTMENT TRUST


                            By: /s/ Jonathan B. Weller
                               --------------------------
                               Name:
                               Title:


                            By: /s/ Jeffrey A. Linn
                               --------------------------
                               Name:
                               Title:

                            PREIT ASSOCIATES, L.P.

                            By: Pennsylvania Real Estate
                                Investment Trust, its general
                                partner


                                By: /s/  Jonathan B. Weller
                                   --------------------------
                                   Name:
                                   Title:


                                By: /s/  Jeffrey A. Linn
                                   --------------------------
                                   Name:
                                   Title: